NYMEX Holdings Inc. Underwriter Syndicate Members

J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Banc of America Securities LLC
Citigroup Global Markets Inc.
Lehman Brothers Inc.
Sandler O Neill & Partners, L.P.